Exhibit 99.1

Contact:
Media Relations:	Press Release
Teruca Rullán
917-679-3596
787-281-5170

Natacha Vale
(787) 553-6681

Investor Relations
Brett Scheiner
212-417-6721

Popular, Inc. Reinstates Quarterly Cash Dividend

Declares a Cash Dividend of $0.15 per Common Share

San Juan, Puerto Rico – September 18, 2015 - Popular, Inc. (NASDAQ: BPOP) announced today that its Board of Directors has approved a quarterly cash dividend of $0.15 per share on its outstanding common stock. The dividend will be payable on October 7, 2015 to shareholders of record at the close of business on September 29, 2015. This represents a quarterly payout of approximately $15.5 million and is the first cash dividend the Corporation pays to its shareholders since April 2009.

“We are very pleased to reinstate a quarterly cash dividend, which reflects our significantly improved financial performance and capital position,” said Richard L. Carrión, Chairman and CEO of Popular. “The cash dividend enables us to return excess capital to our shareholders while maintaining strong capital levels in line with our current operating environment,” added Mr. Carrión.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-

looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause the Corporation’s actual results to differ materially from any future results expressed or implied by such forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and our other filings with the SEC for a discussion of those factors that could impact our future results. Other than to the extent required by applicable law, the Corporation undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances after the date of such statements.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, and Florida.

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